PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated April 12, 2013
Royal Bank of Canada Airbag Autocallable Yield Optimization Notes
$1,055,000 Notes Linked to the Common Stock of salesforce.com Inc. due April 21, 2014
$10,953,000 Notes Linked to the American Depositary Shares of Rio Tinto plc due April 21, 2014
$5,701,000 Notes Linked to the Common Stock of Valero Energy Corp due April 21, 2014
$1,231,000 Notes Linked to the Common Stock of Valeant Pharmaceuticals International Inc. due April 21, 2014

Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of a specific company (the “Reference Stock”).  The issue price of each Note is $1,000. On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Stock. If the Closing Price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, on the maturity date Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the applicable Reference Stock equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-1 under “General Terms of the Notes — Anti-dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates
❑         Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.
❑         Automatically Callable — If the price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity, subject to any contingent repayment of the principal amount per Note.
❑         Contingent Repayment of Principal at Maturity— If the Notes are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you the share delivery amount at maturity for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                                               April 12, 2013
Settlement Date1                                                                  April 18, 2013
Observation Dates2                                                             Quarterly
Final Valuation Date2                                                          April 14, 2014
Maturity Date2                                                                        April 21, 2014
1          We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that the Notes will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Note Offerings
This pricing supplement relates to four separate Airbag Autocallable Yield Optimization Notes we are offering.  Each Note is linked to the equity securities of a different company, and each of the Notes has a different coupon rate, initial price and conversion price, as specified in the table below. Coupons will be paid monthly in arrears in 12 equal installments.

Reference Stock	Coupon Rate per Annum	Initial Price	Conversion Price	CUSIP	ISIN
Common Stock of salesforce.com, inc. (CRM)	8.60%	$169.52	$144.09, which is 85% of the Initial Price	78008D430	US78008D4300
American Depositary Shares (“ADSs”) of Rio Tinto plc (RIO)	8.01%	$47.59	$40.45, which is 85% of the Initial Price	78008D414	US78008D4144
Common Stock of Valero Energy Corporation (VLO)	8.03%	$40.91	$32.73, which is 80% of the Initial Price	78008D422	US78008D4227
Common Stock of Valeant Pharmaceuticals International, Inc. (VRX)	8.77%	$73.17	$62.19, which is 85% of the Initial Price	78008D448	US78008D4482
See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. ABYON-1 dated October 31, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of salesforce.com, inc.	$1,055,000	$1,000	$15,825	$15	$1,039,175	$985
ADSs of Rio Tinto plc	$10,953,000	$1,000	$164,295	$15	$10,788,705	$985
Common Stock of Valero Energy Corporation	$5,701,000	$1,000	$85,515	$15	$5,615,485	$985
Common Stock of Valeant Pharmaceuticals International, Inc.	$1,231,000	$1,000	$18,465	$15	$1,212,535	$985
 (1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. ABYON-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $15 per $1,000 principal amount of each Note.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYON-1 dated October 31, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-1, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ABYON-1 dated October 31, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911003637/d1028110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are willing and able to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, and you are otherwise able to hold the Notes to maturity, a term of approximately 12 months.

♦    You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦    You are willing to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately 12 months.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-1 for risks related to an investment in the Notes.

Final Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	$1,000 per Note.
Principal Amount per Note:	$1,000 per Note.
Term:	Approximately 12 months, if not previously called
Reference Stock:	The equity securities of a specific company, as set forth on the cover page of this pricing supplement.
Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable Reference Stock on the trade date, as specified on the cover page of this pricing supplement.
Final Price:	The closing price of the applicable Reference Stock on the final valuation date.
Autocall Feature:
The Notes will be automatically called if the Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price.

If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount per Note plus the applicable Coupon Payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	July 16, 2013, October 16, 2013, January 16, 2014 and April 14, 2014 (the Final Valuation Date)
Call Settlement Dates:
Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.

Coupon Payment:
The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, unless the Notes are earlier called.

The coupon rate per annum is (i) 8.60% for Notes linked to the common stock of salesforce.com Inc., (ii) 8.01% for Notes linked to the ADSs of Rio Tinto plc, (iii) 8.03% for Notes linked to the common stock of Valero Energy Corp, and (iv) 8.77% for Notes linked to the common stock of Valeant Pharmaceuticals International Inc.

1st Installment through 12th Installment:
For Notes linked to the common stock of salesforce.com Inc.: 0.7167% (or $7.1670 per Note).

For Notes linked to the ADSs of Rio Tinto plc: 0.6675% (or $6.6750 per Note).

For Notes linked to the common stock of Valero Energy Corp: 0.6692% (or $6.6920 per Note).

For Notes linked to the common stock of Valeant Pharmaceuticals International Inc.: 0.7308% (or $7.3080 per Note).

Conversion Price:	A percentage of the initial price of the Reference Stock, as specified on the cover page of this pricing supplement.
Payment at Maturity2:
➢     If the Notes are not automatically called prior to maturity, and the final price of the applicable Reference Stock is not below the conversion price on the final valuation date,  we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount Note, plus accrued and unpaid interest.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

➢     If the Notes are not automatically called prior to maturity, and the final price of the applicable Reference Stock is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the applicable Reference Stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount2:
For Notes linked to the common stock of salesforce.com Inc.: 6.9401 shares per Note.

For Notes linked to the ADSs of Rio Tinto plc: 24.7219 shares per Note.

For Notes linked to the common stock of Valero Energy Corp: 30.5530 shares per Note.

For Notes linked to the common stock of Valeant Pharmaceuticals International Inc.: 16.0798 shares per Note.

Each of which is the number of shares of the applicable Reference Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable conversion price. The Share Delivery Amount for each Note is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-1.

Investment Timeline
Trade Date:	The closing price of the applicable Reference Stock (initial price) was observed, the applicable conversion price and share delivery amount were determined and the applicable coupon rate was set.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Quarterly:
The Notes will be automatically called if the Closing Price of the applicable Reference Stock on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable Coupon Payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:	If the Notes have not been previously called, the final price is determined as of the final valuation date.

If the final price of the applicable Reference Stock is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the final price of the applicable Reference Stock is below the conversion price on the final valuation date, we will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Note you own.2

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.
May 20, 2013	November 18, 2013
June 18, 2013	December 18, 2013
July 18, 2013	January 21, 2014
August 19, 2013	February 18, 2014
September 18, 2013	March 18, 2014
October 18, 2013	April 21, 2014
Each coupon will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.
Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally
♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Notes if the final price of the Reference Stock is greater than or equal to the conversion price. If the final price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final price of the Reference Stock is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your $1,000 principal amount Note at maturity for each additional 1% that the final price is less than the conversion price. If you receive shares of the applicable Reference Stock at maturity, the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum was set on the trade date, the Reference Stocks’ volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: If your Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk: If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive any applicable Coupon, which is based on the relevant Coupon Rate as specified on the cover page, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Reference Stocks’ appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date.  Similarly, if the Notes are not called prior to the final valuation date and the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final price is less than the conversion price, you will be exposed to the decline of the Reference Stock and we will deliver to you at maturity for each Note you own shares of the Reference Stock which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Notes.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity or upon an automatic call for the offered Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Notes to maturity.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Risks Specific to the Notes Linked to the ADSs of Rio Tinto plc

♦
Risks Associated with Foreign Securities Markets — Because foreign equity securities underlying ADSs may be publicly traded in the applicable foreign country and are denominated in currencies other than U.S. dollars, investments in Notes linked to ADSs, such as the Notes linked to the ADSs of Rio Tinto plc, involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Exchange Rate Risk — Because ADSs are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the ADSs. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for the Notes linked to the ADSs of Rio Tinto plc.

♦
There Are Important Differences Between the ADSs and the Ordinary Shares of Rio Tinto plc — There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares of Rio Tinto plc. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary (the foreign company) and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the ADSs and, as a result, the value of the Notes linked to Rio Tinto plc.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of any Reference Stock. You should not take these examples as an indication or assurance of the expected performance of any Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial price of the Reference Stock:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the hypothetical initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price of $8.00)
Principal Amount:	$1,000 per Note
Hypothetical coupon rate per annum**:	8.00% ($6.67 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum).

*
Not the actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes. The actual coupon rate in respect of Coupon Payments, the initial price, the conversion price and the share delivery amount for each of the Notes are set forth in ”Final Terms of the Notes” and on the cover page of this pricing supplement.

**	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes, unless earlier called.
***	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The Notes are called on the first Observation Date.
Since the Notes are called on the first Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $13.34 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,020.00 per Note, representing a 2.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$20.00 ($6.67 × 3 = $20.00)
Total:	$1,020.00
Total Return on the Notes:	2.00%
Scenario #2: The Notes are called on the third Observation Date.
Since the Notes are called on the third Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $53.36 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,060.00 per Note, representing a 6.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$60.00 ($6.67 × 9 = $60.00)
Total:	$1,060.00
Total Return on the Notes:	6.00%
Scenario #3: The Notes are not previously automatically called and the final price of the Reference Stock is not below the hypothetical conversion price of $8.00.
Since the final price of the Reference Stock is not below the hypothetical conversion price of $8.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 8.00% per annum.

If the closing price of the Reference Stock on the final valuation date is $13.00 (an increase of 30%):
Payment at Maturity	$1,000.00
Coupons:	$80.00	($6.67 × 12 = $80)
Total:	$1,080.00
Total Return on the Notes:	8.00%
In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $8.50 (a decline of 15%):
Payment at Maturity	$1,000.00
Coupons:	$80.00	($6.67 × 12 = $80)
Total:	$1,080.00
Total Return on the Notes:	8.00%
In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a loss of 13.50% (including dividends).

Scenario #4: The Notes are not automatically called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00.
Since the Notes have not been called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount Note you hold and will pay cash at the Final Price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $4.00 (a decline of 60%):
Value of shares received:	$500	(125 shares x $4.00)
Coupons:	$80.00	($6.67 × 12 = $80)
Total:	$580.00
Total Return on the Notes:	-42.00%
In this example, the total return on the Notes is a loss of 42.00%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).
Hypothetical Return Table at Maturity
The table below is based on the following assumptions*
Term:	Approximately 12 months (callable quarterly)
Hypothetical coupon rate per annum **:	8.00% (or $6.67 per monthly period)
Hypothetical initial price:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price $8.00)
Principal amount:	$1,000 per Note.
Hypothetical dividend yield on the Reference Stock***	1.50% over the term of the Notes (1.50% per annum).

*	Actual coupon rate and terms for each of the Notes are set forth in ”Final Terms of the Notes” and on the cover page of this pricing supplement.
**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes, unless earlier called, on an unadjusted basis.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.
Reference Stock			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,080.00	8.00%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,080.00	8.00%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,080.00	8.00%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,080.00	8.00%	n/a	n/a	n/a
$13.00	30.00%	31.50%	$1,080.00	8.00%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,080.00	8.00%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,080.00	8.00%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,080.00	8.00%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,080.00	8.00%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,080.00	8.00%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,080.00	8.00%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,080.00	8.00%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,080.00	8.00%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	$1,080.00	8.00%	n/a	n/a	n/a
$8.00	-20.00%	-18.50%	$1,080.00	8.00%	n/a	n/a	n/a
$7.50	-25.00%	-23.50%	n/a	n/a	$937.50	$1,017.50	1.75%
$7.00	-30.00%	-28.50%	n/a	n/a	$875.00	$955.00	-4.50%
$6.50	-35.00%	-33.50%	n/a	n/a	$812.50	$892.50	-10.75%
$6.00	-40.00%	-38.50%	n/a	n/a	$750.00	$830.00	-17.00%
$5.50	-45.00%	-43.50%	n/a	n/a	$687.50	$767.50	-23.25%
$5.00	-50.00%	-48.50%	n/a	n/a	$625.00	$705.00	-29.50%
$4.50	-55.00%	-53.50%	n/a	n/a	$562.50	$642.50	-35.75%
$4.00	-60.00%	-58.50%	n/a	n/a	$500.00	$580.00	-42.00%
$3.50	-65.00%	-63.50%	n/a	n/a	$437.50	$517.50	-48.25%
$3.00	-70.00%	-68.50%	n/a	n/a	$375.00	$455.00	-54.50%
(1)	A conversion event does not occur if the final price of the Reference Stock is not below the conversion price.
(2)	A conversion event occurs if the final price of the Reference Stock is below the conversion price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the conversion price. However, if the final price of the Reference Stock is below the conversion price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(7)
The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Reference Stock on the maturity date.  If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the Final Valuation Date.

(8)
The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the Final Share Price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Debt Portion—Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Common Stock of salesforce.com, inc. (CRM)	8.60%	0.72%	7.88%

ADSs of Rio Tinto plc (RIO)	8.01%	0.72%	7.29%

Common Stock of Valero Energy Corporation (VLO)	8.03%	0.72%	7.31%

Common Stock of Valeant Pharmaceuticals International, Inc. (VRX)	8.77%	0.72%	8.05%

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation. In addition, the notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. These withholding and reporting requirements will generally apply to payments made after December 31, 2013 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the notes, we (or the applicable paying agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-29 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Reference Stock of the Note is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

The Canadian tax disclosure in the prospectus is based on the assumption that a Note is not at the time of acquisition and during any relevant period “taxable Canadian property” (as defined in the ITA) of a Non-resident Holder.

If the Reference Stock is listed on a “designated stock exchange” (as defined in the ITA) at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if, at any time during the sixty-month period immediately preceding the disposition of the Note, (i) the Non-resident Holder has, either alone or in combination with persons with whom the Non-resident Holder does not deal at arm’s length for purposes of the ITA, owned (or had an option in respect of, or interests in, or for civil law rights in (including a Note)) 25% or more of the issued shares of any class or series of shares in the capital of the issuer of the Reference Stock; and (ii) more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  If the Reference Stock is not listed on a designated stock exchange at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if more than 50% of the fair market value of the Reference Stock was derived directly or indirectly (otherwise than through a corporation, partnership, or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  In addition, the Note may be deemed to be taxable Canadian property of the Non-resident Holder in certain circumstances.

A Non-resident Holder should contact its tax advisors to determine whether a Note, or shares of a Reference Stock acquired pursuant to the terms of a Note, may be taxable Canadian property to the Non-resident Holder, and the Canadian tax consequences and obligations resulting therefrom.

Information About the Reference Stocks
Included on the following pages is a brief description of the issuers of each of the respective Reference Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Reference Stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Stocks under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

salesforce.com, inc.
According to publicly available information, salesforce.com, inc. provides software on demand. The company supplies a customer relationship management service to businesses worldwide providing a technology platform for customers and developers to build and run business applications. Clients use the company to manage their customer, sales and operational data.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 108524. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CRM.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on April 12, 2013 was $169.52.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$63.55	$47.61	$57.87
4/1/2008	6/30/2008	$75.16	$58.48	$68.23
7/1/2008	9/30/2008	$72.36	$44.10	$48.40
10/1/2008	12/31/2008	$48.40	$20.85	$32.01
1/1/2009	3/31/2009	$37.03	$25.50	$32.73
4/1/2009	6/30/2009	$45.49	$30.00	$38.17
7/1/2009	9/30/2009	$59.07	$35.27	$56.93
10/1/2009	12/31/2009	$74.95	$54.06	$73.77
1/1/2010	3/31/2010	$77.98	$60.30	$74.45
4/1/2010	6/30/2010	$97.88	$74.42	$85.82
7/1/2010	9/30/2010	$123.77	$83.63	$111.80
10/1/2010	12/31/2010	$151.00	$97.92	$132.00
1/1/2011	3/31/2011	$148.00	$117.71	$133.58
4/1/2011	6/30/2011	$153.99	$127.25	$148.98
7/1/2011	9/30/2011	$160.12	$109.27	$114.28
10/1/2011	12/31/2011	$139.71	$94.09	$101.46
1/1/2012	3/31/2012	$157.54	$95.20	$154.51
4/1/2012	6/30/2012	$164.75	$125.34	$138.26
7/1/2012	9/30/2012	$161.90	$120.19	$152.69
10/1/2012	12/10/2012	$172.72	$139.11	$168.10
1/1/2013	3/28/2013	$187.94	$162.12	$178.83
4/1/2013	4/12/2013*	$179.30	$161.48	$169.52

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of this Reference Stock from April 12, 2008 to April 12, 2013, based on the initial price of $169.52, which was the closing price of this Reference Stock on April 12, 2013, and the conversion price of $144.09, which is equal to 85% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Rio Tinto plc
According to publicly available information, Rio Tinto plc is an international mining company. The company has interests in mining for aluminum, borax, coal, copper, gold, iron ore, lead, silver, tin, uranium, zinc, titanium dioxide feedstock, diamonds, talc and zircon.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 887028. The company’s ADSs are listed on the NYSE under the ticker symbol “RIO.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on April 12, 2013 was $47.59.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$117.26	$78.96	$102.96
4/1/2008	6/30/2008	$139.66	$101.30	$123.75
7/1/2008	9/30/2008	$117.55	$55.15	$62.38
10/1/2008	12/31/2008	$64.83	$14.80	$22.23
1/1/2009	3/31/2009	$35.80	$19.63	$33.52
4/1/2009	6/30/2009	$54.12	$31.45	$40.97
7/1/2009	9/30/2009	$45.84	$30.00	$42.57
10/1/2009	12/31/2009	$55.93	$39.34	$53.85
1/1/2010	3/31/2010	$60.07	$46.39	$59.18
4/1/2010	6/30/2010	$62.22	$39.31	$43.60
7/1/2010	9/30/2010	$60.28	$43.27	$58.73
10/1/2010	12/31/2010	$72.63	$58.36	$71.66
1/1/2011	3/31/2011	$76.67	$61.07	$71.12
4/1/2011	6/30/2011	$74.99	$64.79	$72.32
7/1/2011	9/30/2011	$73.99	$44.08	$44.08
10/1/2011	12/31/2011	$58.93	$40.50	$48.92
1/1/2012	3/31/2012	$63.18	$50.71	$55.59
4/1/2012	6/30/2012	$57.67	$41.60	$47.81
7/1/2012	9/30/2012	$53.89	$42.64	$46.76
10/1/2012	12/31/2012	$58.36	$46.54	$58.09
1/1/2013	3/28/2013	$60.45	$46.42	$47.08
4/1/2013	4/12/2013*	$49.00	$44.87	$47.59

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of this Reference Stock from April 12, 2008 to April 12, 2013, based on the initial price of $47.59, which was the closing price of this Reference Stock on April 12, 2013, and the conversion price of $40.45, which is equal to 85% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Valero Energy Corporation
According to publicly available information, Valero Energy Corporation is an independent petroleum refining and marketing company that owns and operates refineries in the United States, Canada, and Aruba. The company produces conventional gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined products as well as diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1035002. The company’s common stock is listed on the NYSE under the ticker symbol “VLO.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on April 12, 2013 was $40.91.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$71.10	$45.03	$49.11
4/1/2008	6/30/2008	$55.00	$39.20	$41.18
7/1/2008	9/30/2008	$40.74	$28.20	$30.30
10/1/2008	12/31/2008	$30.34	$13.94	$21.64
1/1/2009	3/31/2009	$26.20	$15.71	$17.90
4/1/2009	6/30/2009	$23.61	$15.89	$16.89
7/1/2009	9/30/2009	$21.10	$15.29	$19.39
10/1/2009	12/31/2009	$21.47	$15.76	$16.75
1/1/2010	3/31/2010	$20.98	$17.12	$19.70
4/1/2010	6/30/2010	$21.49	$16.25	$17.98
7/1/2010	9/30/2010	$18.38	$15.50	$17.51
10/1/2010	12/31/2010	$23.70	$17.17	$23.12
1/1/2011	3/31/2011	$30.96	$23.01	$29.82
4/1/2011	6/30/2011	$31.12	$22.96	$25.57
7/1/2011	9/30/2011	$27.65	$17.77	$17.78
10/1/2011	12/31/2011	$26.78	$16.40	$21.05
1/1/2012	3/31/2012	$28.68	$19.12	$25.77
4/1/2012	6/30/2012	$26.54	$20.00	$24.15
7/1/2012	9/30/2012	$34.35	$23.47	$31.68
10/1/2012	12/31/2012	$34.49	$27.89	$34.12
1/1/2013	3/28/2013	$48.87	$34.05	$45.49
4/1/2013	4/12/2013*	$45.53	$39.76	$40.91

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of this Reference Stock from April 12, 2008 to April 12, 2013, based on the initial price of $40.91, which was the closing price of this Reference Stock on April 12, 2013, and the conversion price of $32.73, which is equal to 80% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Valeant Pharmaceuticals International, Inc.
According to publicly available information, Valeant Pharmaceuticals International, Inc. develops and distributes drugs. The company develops drugs for unmet medical needs in central nervous system disorders, and distributes generic and branded generic drugs in Latin America and Eastern Europe.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 885590. The company’s common stock is listed on the NYSE under the ticker symbol “VRX.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on April 12, 2013 was $73.17.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$14.90	$10.25	$10.65
4/1/2008	6/30/2008	$12.95	$9.53	$9.65
7/1/2008	9/30/2008	$11.26	$9.27	$9.77
10/1/2008	12/31/2008	$9.85	$6.65	$9.45
1/1/2009	3/31/2009	$12.07	$9.41	$10.95
4/1/2009	6/30/2009	$13.75	$9.28	$13.45
7/1/2009	9/30/2009	$15.50	$12.16	$15.43
10/1/2009	12/31/2009	$15.49	$12.91	$13.96
1/1/2010	3/31/2010	$16.97	$13.64	$16.77
4/1/2010	6/30/2010	$19.80	$13.67	$19.24
7/1/2010	9/30/2010	$27.74	$18.07	$25.05
10/1/2010	12/31/2010	$30.78	$24.06	$28.29
1/1/2011	3/31/2011	$51.13	$28.06	$49.81
4/1/2011	6/30/2011	$55.00	$47.28	$51.96
7/1/2011	9/30/2011	$57.24	$34.32	$37.12
10/1/2011	12/31/2011	$47.58	$32.05	$46.69
1/1/2012	3/31/2012	$55.75	$45.52	$53.69
4/1/2012	6/30/2012	$59.73	$42.47	$44.79
7/1/2012	9/28/2012	$61.11	$44.02	$55.27
10/1/2012	12/31/2012	$61.10	$52.50	$59.77
1/1/2013	3/28/2013	$75.10	$59.36	$75.02
4/1/2013	4/12/2013*	$76.56	$69.87	$73.17

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 12, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of this Reference Stock from April 12, 2008 to April 12, 2013, based on the initial price of $73.17, which was the closing price of this Reference Stock on April 12, 2013, and the conversion price of $62.19, which is equal to 85% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. ABYON-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYON-1 dated October 31, 2011 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes
In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.